Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 5, 2019 (except for the fourth paragraph of Note 16, as to which the date is May 3, 2019) with respect to the financial statements of NextCure, Inc. in the Registration Statement (Form S-1 No. 333-234639) and related Prospectus of NextCure, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Tysons, VA
November 14, 2019